Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-251598, 333-228210, 333-221790, 333-216407, 333-190309, 333-162807, 333-146459, and 333-261022 on Form S-8 and Registration Statement Nos. 333-235699 and 333-256898 on Form S-3 of our reports dated June 29, 2023, relating to the financial statements of Iteris, Inc. and the effectiveness of Iteris, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended March 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

June 29, 2023